KOHL'S CORPORATION REPORTS NOVEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - November 29, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended November 24, 2012 total sales decreased 4.9 percent and comparable store sales decreased 5.6 percent from the four-week month ended November 26, 2011. Year to date, total sales increased 0.4 percent and comparable store sales decreased 1.1 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Though November sales were lower than expectations, we are encouraged by improved sales over the Thanksgiving week. There was a significant shift in Black Friday-related sales into our E-Commerce channel. For the week, both transactions and sales in E-Commerce increased over 50 percent with most of these sales being recognized in December. The combination of these E-Commerce sales and our store sales resulted in higher sales for the last week of the month."
			% Change .
	Total Sales .		Total Sales .		Comparable Store Sales
($ in millions)	2012 .	2011 .	2012 .	2011 .	2012 .	2011 .
November	$ 1,836	$1,930	(4.9%)	(4.5%)	(5.6%)	(6.2%)
Year to Date	$14,773	$14,716	0.4%	2.4%	(1.1%)	0.6%

All regions reported negative sales for the month. The Mid-Atlantic and Northeast were the most challenging regions due to weak sales early in the month following Superstorm Sandy. Children's was the strongest line of business. Additional comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 am ET on Thursday, November 29, 2012 until 8:30 pm ET on Friday, November 30, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

The Company operates 1,146 stores in 49 states, compared to 1,127 stores at the same time last year.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,146 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook  http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464